Exhibit 10.2

GENERAL MILLS, INC.
SPECIAL RESTRICTED STOCK UNIT AWARD
AGREEMENT

Michael Peel
SSN

THIS AGREEMENT, dated as of December 13, 2004, is between General Mills, Inc., a Delaware corporation (the “Company”), and the person named above (the “Participant”). By accepting the Special Restricted Stock Unit Award (described below) under the General Mills, Inc. 2003 Stock Compensation Plan (the “Plan”), you are agreeing to the terms and conditions contained in the Plan document and this Agreement.

1.	The Company grants to the Participant under the Plan, and the Participant accepts from the Company, the following Special Restricted Stock Unit Award.

Number of Restricted Stock Units	**25,000**

Expiration date of Restricted Period:	4 years from date of award

2.

The Participant agrees to accept this Special Restricted Stock Unit Award upon the condition that it not be sold, exchanged, transferred, pledged or otherwise disposed of during the Restricted Period. As of the expiration of the Restricted Period, such units will be vested and shares of the Company’s common stock issued to the Participant in a certificate with no restrictions.

3.

The Participant acknowledges that if he terminates employment prior to December 31, 2007, due to his “retirement” (as defined in the Plan at Section 12(d)) all Restricted Stock Units shall be forfeited. All other provisions of the Plan, including the other provisions of Section 12 (“Termination of Employment”) and Section 11 (“Change in Control”), continue to apply without alteration. The Participant agrees to cooperate with the Company in any way needed to comply with, or fulfill the terms of the Plan and this Agreement.

4.

The Participant acknowledges that this Award is not taken into account under any of the Company’s benefit plans, including the General Mills 401(k) Savings Plan, the General Mills Pension Plan, the Supplemental Retirement Plan of General Mills, Inc., the Supplemental Savings Plan of General Mills, Inc., any other qualified or non-qualified retirement plan, severance payments, bonuses, long-service awards or similar payments, or any welfare benefit plans.

In the event of any conflict between the provisions of (i) this Agreement, and (ii) the Plan or any rules or regulations promulgated thereunder, the terms of the Plan, together with its rules and regulations, shall control. No amendment to the Plan after the date of this Agreement shall amend the terms of this Restricted Stock Unit Award without the Participant’s consent to such amendment. Capitalized terms shall have the meanings assigned to them in the Plan. If the terms of this Agreement are not acceptable, please contact Stock Plan Administration immediately to decline the Award. A copy of the Plan and the Prospectus to the General Mills, Inc. 2003 Stock Compensation Plan is available on the Champions Network by clicking on HR Online and accessing Home-HR Online/Policies&Plans/ Compensation Plan Documents/2003 Stock Compensation Plan Prospectus. A copy of the Company’s latest Annual Report on Form 10-K is also available on the Company’s website at generalmills.com under Investor Information/Annual Reports.

GENERAL MILLS, INC.

By:                     /s/ Michael Davis
VICE PRESIDENT